1.       The Parties
--------------------

         The parties to this Agreement are:

         827109 ALBERTA LTD., a corporation having its principal place of business at Suite 255-999 8th Street South West, Calgary, Alberta, Canada, which is referred to elsewhere in this Agreement as "the Licensor"; and

         DELTA CAPITAL TECHNOLOGIES INC., A DELAWARE CORPORATION, having its principal place of business at 1331 Homer Street, Suite B201, Vancouver, British Columbia, Canada which is referred to elsewhere in this Agreement as "the Licensee".

2.       Purpose of the Agreement
---------------------------------

         The purpose of this Agreement is for the Licensor to license the Licensee to use, market and distribute the Computer Program and Related Materials in return for which the Licensee will pay the Consideration to the Licensor.

3.       Definitions
--------------------

The parties agree that, in this Agreement, the following terms have the following meanings.

ACCEPTANCE                  This  Agreement is effective  and accepted  when the
                            conditions of the "Acceptance" section below are met.

ADDITIONAL TECHNICAL        The services described in Schedule 4.
SERVICES

AFFILIATE                   A company  which has a majority of its voting shares
                            owned directly or indirectly by either the Licensee or a company which directly or indirectly owns a majority of the voting shares of the Licensee.

COMPUTER PROGRAM            The computer  program[s]  listed   in   the  Product
                            Specification delivered to the Licensee and each copy of, update of or enhancement to such computer program.

CONFIDENTIAL INFORMATION    The  information   specified   in   the      Product
                            Specification  and  the  information provided by and
                            designated  as  confidential  in   writing  by   the
                            Licensor to the Licensee. Confidential   Information
                            does not include information  which is:
                            - publicly available or becomes so other than by acts of the Licensee;

                            - received  by   the Licensee  prior  to  it   being
                            provided by the  Licensor to the  Licensee;  or
                            - received by the Licensee from a third party.

DESIGNATED LOCATION         Such  address as may be  designated  by the Licensee
                            and agreed to in writing by the Licensor, such agreement no to be unreasonably withheld.

NET SALES                   Sub-License  sales less  Sub-Licenses  cost of goods
                            sold and direct sales, marketing and administrative expenses related to the software subject to this agreement.

PRODUCT SPECIFICATION       The  specification  set  out in  SCHEDULE  1 to this
                            Agreement.

PERFORMANCE SPECIFICATION   The  specification  set  out in  SCHEDULE  2 to this
                            Agreement.

RELATED MATERIALS           The  human-readable  documentation  which  is  to be
                            delivered  with the  Computer  Program.  The Related
                            Materials    are    specified    in   the    Product
                            Specification.

SERVICE SPECIFICATION       The  specification  set  out in  SCHEDULE  3 to this
                            agreement.

SUBJECT MATTER              The intellectual property right[s] or the subject of
                            other rights licensed under this Agreement namely:

                            -  the copyright  subsisting   in  a  work  entitled
                            relBuilder  Enterprise  Suite;
                            -  the  Confidential Information;
                            - all of the above as  they  are  embodied  in   the
                            Computer Program and Related Materials

TERM The time period specified in the "Term" paragraph below.

TERRITORY                   The  geographic  or economic  market of the License,
                            namely: worldwide.

USE                         In respect of the  Computer  Program,  use means the
                            execution of the Computer Program by a computer's central processing unit(s) for processing the instructions contained in the Computer Program.

4.       License Grant
----------------------

(1) For the Consideration described below, the Licensor hereby grants a License to the Licensee under the Subject Matter to use, market and distribute the Computer Program in the Territory for the Term of this Agreement, and to use, market and distribute the Related Materials in association with such use, marketing and distribution of the Computer Program, subject to the terms and conditions of this Agreement.

(2) The License grant is exclusive and during the term and any renewals thereof will not be offered to any other party.

(3) The Licensee may modify, or customize the Computer Program and Related Materials. The Licensor is the owner of copyright in the modifications or customizations. The Licensee shall provide copies of all modifications or customizations to the Licensor.

(4) The License does not grant any ownership or security interest or title in any intellectual property right relating to the Computer Program.

(5) The Licensee has the right to sub-license the use of the Computer Program and Related Materials as specified in this paragraph.

         (a) The Licensee may sub-license use of the Computer Program and Related Materials to any party;

         (b) Licensee agrees to sub-license only under the terms of Licensor's "End-User Licensing Agreement", to be provided to Licensee by Licensor within thirty (30) days upon request by Licensee.

(6) The License is transferable only under the conditions specified in the "Assignability" section below.

5.       Consideration
----------------------

(1)      The Licensee shall pay to the Licensor the Consideration of:

         (a) a lump-sum  License fee of $50,000.00  (CAD)  payable  within sixty
         (60) days from the effective date of this Agreement. This payment shall be non-refundable after Acceptance has occurred; and

         (b) a Royalty as defined below;

(2) If the Consideration is not paid when due and upon demand by the Licensor, the Licensee shall pay to the Licensor interest at the rate of the Bank of Canada prime, payable monthly. Interest on overdue interest is also payable at the same rate until the amount due is paid.

(3) The Royalty shall be in the following amounts for the following periods, calculated on the basis of 15% of Net Sales calculated monthly.

(4) The Licensee shall pay a royalty of at least $50,000.00 (CAD) by the end of the first year of this Agreement; an additional $200,000.00
         (CAD) by the end of the second year of this Agreement; and an additional $300,000.00 (CAD) by the end of the third year of this Agreement.

6.       Obligations of the Licensor
------------------------------------

         The Licensor shall provide to the Licensee, within sixty (60) days of the effective date of this Agreement taking effect:

         (a) any reasonable number of copies of the Computer Program and Related Materials as described in the Product Specification requested by the Licensee; and

         (b) training and technical assistance as described in the Service Specification;

7.       Obligations of the Licensee
------------------------------------

(1) The Licensee shall not make any copies of the Computer Program or Related Materials nor permit anyone else to use, have access to, or copy the Computer Program or Related Materials other than those that are specifically authorized to be made under this Agreement.

(2) Upon termination of this License, the Licensee shall return to the Licensor or destroy under oath all copies of the Computer Program and Related Materials. The Licensee shall erase all Computer Programs from any storage media before disposal of such media. Within one month of the date of the termination of this License, the Licensee shall notify the Licensor in writing of the Licensee's compliance with the requirements of this section.

8.       Acceptance
-------------------

(1) Acceptance and effectiveness of this Agreement will have occurred upon execution of this Agreement by authorized officers of the parties.

9.       Defects
----------------

(1)      Obligations of the Licensee

         If the Computer Program fails to perform in accordance with the Performance Specification, the Licensee shall promptly advise the Licensor of the defect and shall assist the Licensor in identifying and fixing the defect.

(2)      Obligations of the Licensor

         If the Computer Program fails to perform in accordance with the Performance Specification, and the Licensee promptly advises the Licensor of the defect, then the Licensor shall, within 60 days of the communication of the existence of the defect:

         (a)  correct the defect, or;

         (b) identify the defect and provide a schedule to the Licensee for correcting the defect.

10.      Upgrades/Interim Maintenance Releases
----------------------------------------------

The Licensor shall deliver to the Licensee:

         (a) upgrade versions or new versions of the Computer Program and Related Materials; and

         (b) interim maintenance releases of the Computer Program and Related Materials.


11.      Term
-------------

(1) The term of the License is three (3) years beginning on the date this Agreement takes effect.

(2) This License terminates thirty (30) days after the non-breaching party gives notice to the breaching party of a material breach of a provision of this Agreement, unless the breaching party has remedied the breach within that time.

(3) This License terminates automatically upon the occurrence of any of the following events:

         (a)  The insolvency of the Licensee;

         (b)  The Licensee executes an assignment for the benefit of creditors;

         (c)  The Licensee ceases to carry on business;

         (d)  The  Licensee   becomes  subject  to  receivership  or  bankruptcy
              proceedings;

         (e) The Licensee fails to make any prescribed royalty payments within sixty (60) days of such royalty payments being due, provided that in the event that the Licensee is terminated as set out herein, the Licensee shall only be responsible for its pro-rata share of its annual royalty payment

(4) The parties acknowledge that the Licensee has the right to retain, access, copy and modify all data files containing Licensee's data used or generated by the Computer Program.

(5) This agreement may be renewed upon expiration for an unlimited term for the sum of one ($1.00) unless such period is limited by operation of law.


12.      Warranties
-------------------

(1)      The Licensor and Licensee warrant to each other as follows:

         (a) Each corporate party is duly incorporated and subsisting under the laws of its place of incorporation or subsistence.

         (b) Each party has the power to and is authorized to enter into this Agreement.

         (c) The carrying out of this Agreement will not breach or interfere with any other agreement to which the respective party has entered into.

         (d) Neither party will enter into another agreement the carrying out of which would interfere with the carrying out of this Agreement;

(2)      The Licensor warrants as follows:

         (a) The Licensor has the right to license the Subject Matter free of any liens or encumbrances. Any portions of the Computer Program and Related Materials, the intellectual property of which are owned by someone other than the Licensor, have been licensed to the Licensor for sub-licensing to the Licensee and others. Such License does not restrict the ability of the Licensor to grant the Licenses set out in this Agreement.

         (b) The Licensor owns the right, title and interest in the physical media provided to the Licensee under this Agreement.

         (c) The Computer Program is of marketable quality.

         (d) To the best of the Licensor's knowledge, the use of the Computer Program does not infringe the intellectual property rights of others nor is the Licensor aware of any allegations made that the use of the Computer Program infringes the intellectual property rights of others.

         (e) The Computer Program does not contain any programs which are intended to permit unauthorized access, or cause damage to other programs, data or hardware.

(3) The Licensee warrants that it shall keep the License of this Agreement free of liens, claims and encumbrances.

(4) The above warranties are instead of any and all other warranties, representations or conditions express or implied, oral or written with respect to the Computer Program and Related Materials, including any implied warranties or conditions of title, non-infringement, merchantability or fitness or suitability for a particular purpose. The Licensor disclaims and the Licensee waives all other such warranties, representations and conditions. Certain jurisdictions do not permit such exclusion of warranties, so this disclaimer may not apply to the Licensee.


13.      Indemnification
------------------------

(1) The Licensor shall indemnify the Licensee against all claims including liabilities and legal costs and disbursements made against the Licensee alleging that any use of the Computer Program or Related Materials constitutes infringement of any copyright, patent, trade-mark, or trade secret rights.

(2) The Licensor shall have carriage of the defense of such claim made against the Licensee and has the exclusive right to settle the claim so long as the settlement does not interfere with the business arrangements of the Licensee. The Licensee shall cooperate fully in the conduct of the defense. The Licensee shall either retain the legal counsel designated by the Licensor or may retain its own counsel at its own expense.

(3) The Licensee shall notify the Licensor as soon as possible upon any claim being made against the Licensee that its use of the Computer Program is alleged to be an infringement of the intellectual property rights of others.

(4) In the event that the Computer Program is finally held by a court of competent jurisdiction, to be an infringement of the intellectual property rights of another, then the Licensor shall:

         (a) modify the Computer Program to make it non-infringing; or

         (b) obtain a License for use of the Computer Program from the other party; or

         (c) terminate the License and refund any payments the Licensee has made.


14.      Relief
---------------

(1)      Injunctive Relief

         Any unauthorized use of any intellectual property rights of the Licensor made or caused by the Licensee will result in irreparable harm to the Licensor which cannot be adequately compensated for by damages. The Licensor is entitled to a court-ordered injunction in the event such use is made or caused by the Licensee.

(2)      Limitation of Damages

         The Licensor shall not be liable to the Licensee for incidental, special or consequential damages caused by the breach of any term or warranty of this Agreement, including lost profits, lost data, loss of computer time or any commercial or economic loss. The liability of the Licensor shall, in any event, be limited to the total monies paid by the Licensee to the Licensor as the Consideration for this Agreement. Certain jurisdictions do not permit such exclusion of liability for consequential damages, so this disclaimer may not apply to the Licensee.


15.      Dispute Resolution
---------------------------

(1)      Governing Law

         This Agreement shall be interpreted under the laws of Alberta, Canada.

(2)      Arbitration

         Disputes, other than those for immediate cessation of conduct by a party to this Agreement, shall be resolved under arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

         The Arbitration shall take place at a location agreed to by the parties in the English language.

         The costs of the arbitration shall be paid equally by the parties.

         The decision of the arbitrator shall be binding on the parties and may be entered in any Court having jurisdiction to do so.


16.      Confidentiality
------------------------

(1) The Licensee acknowledges that the Confidential Information is a trade secret and is owned by the Licensor.

(2) The Licensee will take all reasonable precautions to maintain the confidentiality of the Confidential Information and to prevent the unauthorized disclosure to others of the Confidential Information. The Licensee shall not be liable for damages caused to the Licensor by inadvertent breaches of confidentiality.

(3) The Licensee shall only disclose the Confidential Information to those of its employees who have a need to know and require access to the Confidential Information to exploit the License. The Licensee shall require each employee who receives the Confidential Information to agree in writing, prior to such disclosure, to maintain the information as confidential.

17.      Non-competition
------------------------

         The Licensee may develop computer software similar in function to the Licensor's Computer Program. Those employees of the Licensee who develop such computer software shall not have had access to the Licensor's Confidential Information for a two-year period prior to commencing such development. Further, the Licensor shall not be engaged in, develop software, or be a party to the development, marketing or licensing of any software which could reasonably be assumed to be in competition with the software that is the subject of this agreement.


18.      Reverse Engineering
----------------------------

         The Licensee shall not reverse engineer, decompile or disassemble the object code version of the Computer Program without the prior written approval of the Licensor.


19.      Assignability
----------------------

(1) This License is assignable by the Licensee to another person or legal entity only with the express prior written permission of the Licensor.

(2) This Agreement is binding on the parties to this Agreement, their successors and assigns.


20.      General Provisions
---------------------------

(1) This Agreement constitutes the entire agreement between the parties concerning the Computer Program. The parties are not relying upon any earlier representation which is not included in this Agreement.

(2) This Agreement cannot be amended or modified other than by a change made in writing and executed by the parties.

(3) Covenants concerning intellectual property are to be construed as being independent of other provisions in this Agreement.

(4) In the event that any portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then the remaining portions of the Agreement shall survive unaffected.

(5) Notice may be sent, by any means whatsoever, to the address specified at the beginning of this Agreement or at such other address for notice which may be given by notification of the other party in writing. Notice is effective on the date that the notice is received. Notice by courier or registered mail is deemed to be given on the date recorded as delivered. Notice by telecopy or Telex is deemed to be made on the date and at the time it is sent and acknowledged as being received.

(6) The waiver by any party of a breach of this Agreement does not constitute a waiver of other breaches or rights under this Agreement.

(7) Delays or non-performance of any obligations under this Agreement caused by events beyond the control of the party having the obligation, shall not be a breach of this Agreement. The time for carrying out the obligation shall extend for a period equal to the time over which the conditions existed.

(8) The headings in this Agreement are for reference purposes only and cannot be used to construe the terms of the Agreement.

(9) This Agreement does not establish a joint venture or partnership between the Licensor and Licensee.

(10) This Agreement shall be recorded in any and all offices where such recordal is necessary under the laws of the respective country.

         EXECUTED AT Vancouver, British Columbia, Canada, this 1 day of June, 1999.


         Licensor



         /s/ Paul Davis
         -------------------
By:      Paul Davis

Title:   President




         Licensee



         /s/ Judith Miller
         -------------------
By:      Judith Miller

Title:   Corporate Secretary

SCHEDULE 1

Product Specification
---------------------

(1) The Computer Program to be delivered under this Agreement is a set of instructions or statements expressed, fixed, embodied or stored in any manner, that is to be used directly or indirectly in a computer in order to bring about a specific result and has the following characteristics:

         (a) Brand Name: relBuilder Enterprise Suite

(2)      The Computer Program shall be in executable form.

(3)      The Related Materials shall include:

         (a) operation and user manuals

         (b) instructions

(4)      The Computer Program shall be in the form of:

         (a) source code in a form which may be compiled or assembled to executable code.


Confidential Information
------------------------

(1)      The following items are confidential and proprietary to the Licensor:

        (a) the source code version of the Computer Program;

        (b) the Computer Program system specification;

        (c) the methods and concepts embodied in the Computer Program;

        (d) the structure, sequence and organization of the Computer Program.

(2) All written forms of the Confidential Information shall bear a conspicuous notice identifying the subject matter as being Confidential Information. The Licensee shall not remove such notice.

SCHEDULE 2

Performance Specification
-------------------------

(1)      "as-documented"

        (a) The Licensor warrants that the Computer Program will perform in accordance with its description in its documentation on the computer hardware and operating system specified in its documentation.

        (b) The Licensor does not warrant that the Computer Program will operate with any other Computer Program not so specified in the documentation.

        (c) The only remedy of the Licensee under this warranty is the Licensee may terminate the License. If the Licensee terminates the License under this warranty, the Licensor shall pay to the Licensee 90% of the License fee paid by the Licensee.

SCHEDULE 3

Service Specification
---------------------

(1)      Training

         The Licensor shall train a reasonable number of employees of the Licensee in the use and operation of the Computer Program.

(2)      Technical Assistance

         The Licensor shall provide the following technical assistance:

         (a) Installation support; and

         (b) Troubleshooting support.

(3)      Maintenance

         The Licensor shall maintain the Computer Program and Related Materials in an operable form as described in the Product Specification and Performance Specification.

SCHEDULE 4

Additional Technical Services
-----------------------------

         The Licensor shall provide the following technical services:

        (a) Integration training for Licensee developers;

        (b) Support for Licensee developers; and

        (c) Architectural training for Licensee developers.